EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated  March 31, 2015, relating to the 2014 consolidated financial statements of PostRock Energy Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ BDO USA LLP

Houston, Texas

August 6, 2015